Exhibit 99.1

Contact:	Charles L. Dunlap, CEO Gregory J. Pound, COO Frederick W. Boutin, CFO 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES FINANCIAL RESULTS

FOR THE QUARTER ENDED MARCH 31, 2014

May 6, 2014	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced its financial results for the three months ended March 31, 2014.

FINANCIAL RESULTS

An overview of the financial performance for the three months ended March 31, 2014, as compared to the three months ended March 31, 2013, includes:

•                  An increase in the distribution declared per limited partner unit to $0.66 per unit for the three months ended March 31, 2014, as compared to $0.64 per unit for the three months ended March 31, 2013.

•                  Operating income for the quarter ended March 31, 2014 was $10.4 million compared to $12.5 million for the quarter ended March 31, 2013, principally due to the following:

•                  Revenue was $38.1 million compared to $41.6 million due to decreases in revenue at the Midwest, Brownsville, River and Southeast terminals of approximately $0.2 million, $1.4 million, $1.3 million and $0.7 million, respectively, offset by an increase in revenue at the Gulf Coast terminals of approximately $0.1 million.

•                  Direct operating costs and expenses were $15.4 million compared to $16.7 million due to decreases in direct operating costs and expenses at the Gulf Coast, River and Southeast terminals of approximately $0.6 million, $0.1 million and $0.7 million, respectively, offset by an increase in direct operating costs and expenses at the Midwest terminals of approximately $0.1 million. The direct operating costs and expenses for the Brownsville terminals was consistent period over period.

•                  A decrease in direct general and administrative expenses of approximately $0.2 million.

•                  An increase in earnings from unconsolidated affiliates of $0.1 million. The BOSTCO construction project continues to come on line with most of its operating costs, but only limited amounts of revenue being generated. We expect the revenues and profits of BOSTCO to increase throughout 2014 as the remaining tanks are placed into service.

•                  Quarterly net earnings decreased to $9.2 million from $11.5 million due principally to the decrease in quarterly operating income discussed above and an increase in interest expense of approximately $0.2 million.

•                  Net earnings per limited partner unit—basic decreased to $0.46 per unit from $0.70 per unit.

•                  Distributable cash flow generated during the three months ended March 31, 2014 was $16.6 million compared to $17.8 million for the three months ended March 31, 2013.

1670 Broadway • Suite 3100 • Denver, CO 80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  • P. O. Box 5660 • Denver, CO 80217-5660

www.transmontaignepartners.com

Our terminaling services agreements are structured as either throughput agreements or storage agreements.  Most of our throughput agreements contain provisions that require our customers to throughput a minimum volume of product at our facilities over a stipulated period of time, which results in a fixed amount of revenue to be recognized by us.  Our storage agreements require our customers to make minimum payments based on the volume of storage capacity made available to the customer under the agreement, which results in a fixed amount of revenue to be recognized by us.  We refer to the fixed amount of revenue recognized pursuant to our terminaling services agreements as being “firm commitments.”  Revenue recognized in excess of firm commitments and revenue recognized based solely on the volume of product distributed or injected are referred to as “variable.”  Our revenue was as follows (in thousands):

	Three months ended March 31,
	2014	2013
Firm Commitments:
Terminaling services fees, net:
External customers	$8,043	$8,641
Affiliates	19,688	21,384
Total firm commitments	27,731	30,025
Variable:
Terminaling services fees, net:
External customers	866	756
Affiliates	122	(56)
Total	988	700
Pipeline transportation fees	693	1,988
Management fees and reimbursed costs	1,540	1,805
Other	7,101	7,080
Total variable	10,322	11,573
Total revenue	$38,053	$41,598

The amount of revenue recognized as “firm commitments” based on the remaining contractual term of the terminaling services agreements that generated “firm commitments” for the three months ended March 31, 2014 was as follows (in thousands):

At March 31, 2014
Remaining terms on terminaling services agreements that generated “firm commitments”:
Less than 1 year remaining	$5,071
1 year or more, but less than 3 years remaining	17,961
3 years or more, but less than 5 years remaining	3,116
5 years or more remaining	1,583
Total firm commitments for the three months ended March 31, 2014	$27,731

RECENT DEVELOPMENTS

In October of 2013, we announced the commencement of commercial operations of BOSTCO, our joint venture project with Kinder Morgan Energy Partners, L.P., of which we hold a 42.5% ownership interest. BOSTCO is a new black oil terminal under construction on the Houston Ship Channel designed for the handling of residual fuel, feedstocks, distillates and other black oils. As of the beginning of May 2014, approximately 49 of the 51 initial phase storage tanks have been placed into service and are earning revenue, and the remaining two tanks are expected to come online during the second quarter. A two-berth ship dock and 12 barge berths have also been placed into service. Work on the 900,000 barrel ultra-low sulphur diesel expansion started in the second quarter of 2013, with commercial operations expected to begin in the third quarter of 2014. We received our first distribution from BOSTCO in February 2014, and we expect our distributions from BOSTCO to increase throughout 2014 as the remaining tanks come on-line.

On April 14, 2014, we announced a distribution of $0.66 per unit for the period from January 1, 2014 through March 31, 2014, representing a $0.01 increase over the previous quarter. The distribution is payable on May 8, 2014 to unitholders of record on April 30, 2014.

LIQUIDITY AND CAPITAL RESOURCES

TransMontaigne Partners also released the following statements regarding its current liquidity and capital resources:

•                  Our credit facility provides for a maximum borrowing line of credit equal to $350 million.  The credit facility allows us to make up to $225 million of investments in BOSTCO and to make an additional $75 million of “other permitted joint venture investments”, which may also include additional investments in BOSTCO. The terms of the credit facility also permit us to issue senior unsecured notes. The credit facility became effective March 9, 2011 and expires on March 9, 2016.  At March 31, 2014, our outstanding borrowings were $234 million.

•                  Management and the board of directors of our general partner have approved additional investments in BOSTCO and expansion capital projects at our existing terminals that currently are, or will be, under construction with estimated completion dates that extend into the third quarter of 2014. At March 31, 2014, the remaining expenditures to complete the approved additional investments and expansion capital projects are estimated to be approximately $20 million. We expect to fund our future investments and expansion capital expenditures with additional borrowings under our credit facility.

•                  We have funded our investments in the BOSTCO construction project utilizing additional borrowings under our credit facility.  Upon completion of the initial phases of the project, we expect our total payments for the project to be approximately $225 million.  At March 31, 2014, our capital investment in the BOSTCO project was approximately $205 million.

•                  Our primary liquidity needs are to fund our working capital requirements, distributions to unitholders, approved investments, approved capital projects and approved future expansion, development and acquisition opportunities. We expect to initially fund our approved investments, approved capital projects and our approved future expansion, development and acquisition opportunities with additional borrowings under our credit facility. After initially funding these expenditures with borrowings under our credit facility, we may raise funds through additional equity offerings and debt financings. The proceeds of such equity offerings and debt financings may then be used to reduce our outstanding borrowings under our credit facility.

Attachment A contains additional selected financial information and results of operations and Attachment B contains a computation of our distributable cash flow.

CONFERENCE CALL

TransMontaigne Partners L.P. previously announced that it has scheduled a conference call for Tuesday, May 6, 2014 at 11:00 a.m. (ET) regarding the above information. Analysts, investors and other interested parties are invited to listen to management’s presentation of the Company’s results and supplemental financial information by accessing the call as follows:

(800) 553-0326

Ask for:

TransMontaigne Partners

A playback of the conference call will be available from 1:00 p.m. (ET) on Tuesday, May 6, 2014 until 11:59 p.m. (ET) on Tuesday, May 13, 2014 by calling:

USA:  (800) 475-6701

International:  (320) 365-3844

Access Code:  325993

ATTACHMENT A

SELECTED FINANCIAL INFORMATION AND RESULTS OF OPERATIONS

The following selected financial information is extracted from the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2014, which was filed on May 6, 2014 with the Securities and Exchange Commission (in thousands, except per unit amounts):

	Three Months Ended
	March 31, 2014	March 31, 2013
Income Statement Data
Revenue	$38,053	$41,598
Direct operating costs and expenses	(15,392)	(16,728)
Direct general and administrative expenses	(918)	(1,100)
Operating income	10,435	12,460
Net earnings	9,238	11,538
Net earnings allocable to limited partners	7,482	10,176
Net earnings per limited partner unit - basic	$0.46	$0.70

	March 31, 2014	December 31, 2013
Balance Sheet Data
Property, plant and equipment, net	$401,076	$407,045
Investments in unconsolidated affiliates	229,035	211,605
Goodwill	8,485	8,485
Total assets	661,355	648,432
Long-term debt	234,000	212,000
Partners’ equity	405,536	408,467

Selected results of operations data for each of the quarters in the years ended December 31, 2014 and 2013 are summarized below (in thousands):

	Three months ended				Year ending
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	December 31, 2014
Revenue	$38,053	$—	$—	$—	$38,053
Direct operating costs and expenses	(15,392)	—	—	—	(15,392)
Direct general and administrative expenses	(918)	—	—	—	(918)
Allocated general and administrative expenses	(2,782)	—	—	—	(2,782)
Allocated insurance expense	(914)	—	—	—	(914)
Reimbursement of bonus awards	(375)	—	—	—	(375)
Depreciation and amortization	(7,400)	—	—	—	(7,400)
Earnings from unconsolidated affiliates	163	—	—	—	163
Operating income	10,435	—	—	—	10,435
Other expenses, net	(1,197)	—	—	—	(1,197)
Net earnings	$9,238	$—	$—	$—	$9,238

	Three months ended				Year ending
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	December 31, 2013
Revenue	$41,598	$38,698	$38,374	$40,216	$158,886
Direct operating costs and expenses	(16,728)	(17,294)	(17,843)	(17,525)	(69,390)
Direct general and administrative expenses	(1,100)	(651)	(1,201)	(959)	(3,911)
Allocated general and administrative expenses	(2,740)	(2,741)	(2,741)	(2,741)	(10,963)
Allocated insurance expense	(958)	(935)	(935)	(935)	(3,763)
Reimbursement of bonus awards	(313)	(312)	(313)	(312)	(1,250)
Depreciation and amortization	(7,339)	(7,460)	(7,392)	(7,377)	(29,568)
Gain (loss) on disposition of assets	—	—	(1,398)	104	(1,294)
Earnings (loss) from unconsolidated affiliates	40	(4)	234	(591)	(321)
Operating income	12,460	9,301	6,785	9,880	38,426
Other expenses, net	(922)	(1,077)	(781)	(920)	(3,700)
Net earnings	$11,538	$8,224	$6,004	$8,960	$34,726

ATTACHMENT B

DISTRIBUTABLE CASH FLOW

The following summarizes our distributable cash flow for the period indicated (in thousands):

January 1, 2014 through March 31, 2014

Net earnings	$9,238
Depreciation and amortization	7,400
Amounts due under long-term terminaling services agreements, net	277
Project amortization of deferred revenue under GAAP	(740)
Project amortization of deferred revenue for DCF	611
Deferred equity-based compensation	52
Distributions paid to holders of restricted phantom units	(10)
Cash paid for purchase of common units	(85)
Earnings from unconsolidated affiliates	(163)
Distributions from unconsolidated affiliates	750
Capitalized maintenance	(746)
“Distributable cash flow”, or DCF, generated during the period	$16,584

Actual distribution for the period on all common units and the general partner interest, including incentive distribution rights	$12,463

Distributable cash flow is not a computation based upon generally accepted accounting principles. The amounts included in the computation of our distributable cash flow are derived from amounts separately presented in our consolidated financial statements, notes thereto and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations”  in our Quarterly Report on Form 10-Q for the three months ended March 31, 2014, which was filed with the Securities and Exchange Commission on May 6, 2014. Distributable cash flow should not be considered in isolation or as an alternative to net earnings or operating income, as an indication of our operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used to compare partnership performance. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets, the cash we are generating and our ability to make distributions to our unitholders and our general partner.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast. We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 11, 2014.

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